Exhibit 99.1

News Release

For more information, please contact:

Investor Relations:

Dexter Congbalay

847-502-3487

Dexter.Congbalay@conagrafoods.com

Media:

Shelby Stoolman

208-424-5461

shelby.stoolman@conagrafoods.com

Lamb Weston Announces Proposed Private Offering of $1.666 Billion Combined Aggregate Principal Amount

of Senior Notes due 2024 and Senior Notes due 2026

EAGLE, ID (Oct. 26, 2016) – Lamb Weston announced today that it, along with certain selling noteholders, is planning, subject to market and other conditions, to offer its senior notes due 2024 and its senior notes due 2026 in a combined aggregate principal amount of $1.666 billion in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended. It is expected that the notes will be guaranteed by certain of the Company’s material domestic subsidiaries.

The Company intends to use the net proceeds of the issuance of the notes being offered by it to partially fund a cash payment to ConAgra Foods, Inc. The Company will not receive any proceeds from the sale of the notes by the selling noteholders.

This is not an offer to sell or the solicitation of an offer to buy any securities. The notes and related guarantees are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

Note on forward-looking statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We undertake no responsibility for updating these statements. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in any expressed or implied in any forward-looking statements. These risks and uncertainties include, among other things: our ability to successfully complete the spinoff on a tax-free basis, within the expected time frame or at all; our ability to successfully execute our long-term value creation strategy; the competitive environment and related market conditions; political and economic conditions of the countries in which we conduct business and other factors related to our international operations; disruption of our access to export mechanisms; our ability to complete proposed acquisitions or integrate acquired businesses or execute on large capital projects; our future debt levels; the availability and prices of raw materials; changes in our relationships with our growers or significant customers; the success of our joint ventures; actions of governments and regulatory factors affecting our businesses; the ultimate outcome of litigation or any product recalls; increased pension, labor and people-related expenses; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks and uncertainties. We caution readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release.

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